Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2018

- Revenue for the Fourth Quarter of Fiscal 2018 Increased to $340 Million -
- GAAP EPS for the Fourth Quarter of Fiscal 2018 was $0.08 and Adjusted EPS was ($0.10) -
- Company Announces Modeling Assumptions for Fiscal 2019 -

West Fargo, ND – March 29, 2018 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2018.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We were well positioned to capture the anticipated fiscal fourth quarter acceleration in Agriculture sales activity due to better than anticipated crop yields in our footprint and the resulting improvement in grower sentiment. As a result of our improved inventory position, we continue to experience increased equipment margins compared to the prior year. In addition, fiscal full year 2018 performance was highlighted by reduced operating expenses and a more efficient operating structure due to the completion of our restructuring efforts. We are pleased with the overall business improvements we achieved in fiscal 2018 and believe these enhancements set the foundation for stronger top and bottom line results in fiscal 2019."

Fiscal 2018 Fourth Quarter Results

Consolidated Results
For the fourth quarter of fiscal 2018, revenue was $339.6 million, compared to revenue of $317.6 million in the fourth quarter last year. Equipment sales were $252.6 million for the fourth quarter of fiscal 2018, compared to $226.9 million in the fourth quarter last year. Parts sales were $45.5 million for the fourth quarter of fiscal 2018, compared to $48.7 million in the fourth quarter last year. Revenue generated from service was $26.5 million for the fourth quarter of fiscal 2018, compared to $28.0 million in the fourth quarter last year. Revenue from rental and other was $15.0 million for the fourth quarter of fiscal 2018, compared to $14.0 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2018 increased to $52.1 million compared to $48.8 million in the fourth quarter last year. The Company's gross profit margin was relatively flat at 15.3% in the fourth quarter of fiscal 2018, compared to 15.4% in the fourth quarter last year. Gross profit margin remained relatively flat as the impact of higher equipment margins was offset by a change in our gross profit mix, which was the result of additional equipment revenue as compared to higher margin parts and service revenue.

Operating expenses were $50.3 million or 14.8% of revenue for the fourth quarter of fiscal 2018, compared to $52.2 million or 16.5% of revenue for the fourth quarter last year. Restructuring efforts that were completed in fiscal 2018 are expected to continue to reduce operating expenses on a going forward basis.

Floorplan interest expense decreased to $1.4 million for the fourth quarter of fiscal 2018, compared to $2.7 million for the same period last year. The decrease in floorplan interest expense is primarily due to a decrease in the level of interest-bearing inventory in the fourth quarter of fiscal 2018.

In the fourth quarter of fiscal 2018, net income including noncontrolling interest was $1.7 million, or $0.08 per diluted share, compared to a net loss including noncontrolling interest of $8.2 million, or $0.38 per diluted share for the fourth quarter of fiscal 2017.

On an adjusted basis, net loss including noncontrolling interest for the fourth quarter of fiscal 2018 was $2.1 million, or $0.10 per diluted share, compared to adjusted net loss including noncontrolling interest of $6.6 million, or $0.31 per diluted share for the fourth quarter of fiscal 2017. The adjusted amount for fourth quarter of 2018 excludes a gain of $1.8 million that occurred as a result of the Tax Cuts and Jobs Act (the "Tax Act") enacted on December 22, 2017 and a $2.4 million net benefit related to income tax valuation allowance adjustments.

The Company generated $6.1 million in adjusted EBITDA in the fourth quarter of fiscal 2018, compared to an adjusted EBITDA loss of $4.1 million for the fourth quarter of fiscal 2017.

Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2018 was $205.3 million, compared to $201.1 million in the fourth quarter last year. Pre-tax income for the fourth quarter of fiscal 2018 was $2.2 million, compared to pre-tax loss of $5.9 million in the fourth quarter last year. Adjusted pre-tax income for the fourth quarter of fiscal 2018 was $2.0 million, compared to an adjusted pre-tax loss of $4.8 million in the fourth quarter last year.

Construction Segment - Revenue for the fourth quarter of fiscal 2018 was $85.8 million, compared to $81.7 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2018 was $3.2 million, compared to a pre-tax loss of $4.4 million in the fourth quarter last year. Adjusted pre-tax loss for the fourth quarter of fiscal 2018 was $2.6 million, compared to $3.0 million in the fourth quarter last year.

International Segment - Revenue for the fourth quarter of fiscal 2018 was $48.5 million, compared to $34.8 million in the fourth quarter last year. Pre-tax loss for the fourth quarter of fiscal 2018 was $1.1 million, compared to pre-tax loss of $0.4 million in the fourth quarter last year. Adjusted pre-tax loss for the fourth quarter of fiscal 2018 was $1.1 million, compared to $0.1 million in the fourth quarter last year.

Fiscal 2018 Full Year Results

Revenue was flat at $1.2 billion for fiscal 2018 and the prior year. Net loss including noncontrolling interest for fiscal 2018 was $7.0 million, or $0.32 per diluted share, compared to net loss including noncontrolling interest of $14.5 million, or $0.65 per diluted share, for the prior year. Adjusted net loss including noncontrolling interest for fiscal 2018 was $2.7 million, or $0.12 per diluted share, compared to $14.2 million, or $0.65 per diluted share, for the prior year. The adjusted figure for fiscal 2018 excludes $10.5 million of restructuring expenses associated with our fiscal 2018 restructuring plan, which is partially offset by the aforementioned tax benefits related to the Tax Act and income tax valuation allowance adjustments that were recognized in the fourth quarter of fiscal 2018. The Company generated adjusted EBITDA of $30.8 million in fiscal 2018, compared to adjusted EBITDA of $11.7 million in fiscal 2017.

Balance Sheet and Cash Flow

The Company ended the fourth quarter of fiscal 2018 with $53.4 million of cash. The Company’s equipment inventory level increased to $400.0 million as of January 31, 2018, compared to $395.7 million as of January 31, 2017. As of January 31, 2018, the Company had $247.4 million outstanding floorplan payables, on $728.1 million total discretionary floorplan lines of credit, which represents an increase of $14.2 million over the balance of $233.2 million in floorplan payables as of January 31, 2017. The Company had other indebtedness consisting of senior convertible notes and other long-term debt of $99.0 million as of January 31, 2018, which was a decrease of $29.1 million compared to the balance of $128.1 million as of January 31, 2017. The Company's ratio of total liabilities to tangible net worth was 1.4 as of January 31, 2018.

During fiscal 2018, the Company repurchased $30.1 million in face value amount of its senior convertible notes with $29.5 million in cash. The Company has retired $84.4 million, or approximately 56%, of the original face value amount of its senior convertible notes during fiscal 2017 and 2018 with $75.1 million in cash.

For the fiscal year ended January 31, 2018, the Company’s net cash provided by operating activities was $95.8 million. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $45.6 million for the fiscal year ended January 31, 2018, compared to $88.8 million for the fiscal year ended January 31, 2017.

Mr. Meyer concluded, "The stabilization we are experiencing in the Agriculture market both domestically and internationally, combined with our improved inventory condition and recently completed restructuring plan, have our Company well positioned for long-term profitable growth. I’m pleased to introduce a fiscal 2019 forecast that expects revenue growth across all segments, margin expansion, and positive diluted earnings per share."

Fiscal 2019 Modeling Assumptions

The following are the Company’s current expectations for certain fiscal 2019 modeling assumptions:

Assumptions
Segment Revenue
Agriculture	Up 0-5%
Construction	Up 3-8%
International	Up 0-5%

Equipment Margin	7.8 - 8.3%

Diluted EPS	$0.35 - $0.55

Conference Call Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (888) 882-4478 from the U.S. International callers can dial (323) 794-2149.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 12, 2018, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 8145301.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as restructuring costs, long-lived asset impairment charges, gains recognized on the repurchase of senior convertible notes, gains recognized on insurance recoveries, foreign currency remeasurement losses in Ukraine, and other gains and losses. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss) including noncontrolling interest, earnings (loss) per share – diluted, income (loss) before income taxes, and net cash provided by operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss) including noncontrolling interest, adjusted EBITDA (loss), adjusted earnings (loss) per share – diluted, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a leading global dealership with a network of full-service agriculture and construction stores. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2019, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single equipment supplier, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2018	January 31, 2017
Assets
Current Assets
Cash	$53,396	$53,151
Receivables (net of allowance of $2,951 and $3,630 as of January 31, 2018 and January 31, 2017, respectively)	60,672	60,082
Inventories	472,467	478,266
Prepaid expenses and other	12,440	10,989
Income taxes receivable	171	5,380
Total current assets	599,146	607,868
Noncurrent Assets
Intangible assets, net of accumulated amortization	5,193	5,001
Property and Equipment, net of accumulated depreciation	151,047	156,647
Deferred income taxes	3,472	547
Other	1,450	1,359
Total noncurrent assets	161,162	163,554
Total Assets	760,308	771,422

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	15,136	17,326
Floorplan payable	247,392	233,228
Current maturities of long-term debt	1,574	1,373
Customer deposits	32,324	26,366
Accrued expenses and other	31,863	30,533
Total current liabilities	328,289	308,826
Long-Term Liabilities
Senior convertible notes	62,819	88,501
Long-term debt, less current maturities	34,578	38,236
Deferred income taxes	2,275	9,500
Other long-term liabilities	10,492	5,180
Total long-term liabilities	110,164	141,417
Stockholders' Equity
Additional paid-in-capital	246,509	240,615
Retained earnings	77,046	85,347
Accumulated other comprehensive loss	(1,700)	(4,783)
Total stockholders' equity	321,855	321,179
Total Liabilities and Stockholders' Equity	$760,308	$771,422

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2018	2017	2018	2017
Revenue
Equipment	$252,609	$226,946	$804,361	$797,315
Parts	45,512	48,713	222,404	233,819
Service	26,511	28,011	117,318	124,076
Rental and other	14,976	13,951	58,855	57,870
Total Revenue	339,608	317,621	1,202,938	1,213,080
Cost of Revenue
Equipment	234,065	213,799	743,465	746,169
Parts	31,587	34,014	156,455	164,020
Service	10,764	10,811	44,141	46,284
Rental and other	11,095	10,175	43,577	42,878
Total Cost of Revenue	287,511	268,799	987,638	999,351
Gross Profit	52,097	48,822	215,300	213,729
Operating Expenses	50,319	52,240	203,203	211,372
Impairment of Long-Lived Assets	673	4,135	673	4,410
Restructuring Costs	19	48	10,499	319
Income (Loss) from Operations	1,086	(7,601)	925	(2,372)
Other Income (Expense)
Interest income and other income (expense)	(205)	273	1,635	1,524
Floorplan interest expense	(1,433)	(2,717)	(8,152)	(13,560)
Other interest expense	(2,153)	(2,375)	(8,847)	(8,305)
Loss Before Income Taxes	(2,705)	(12,420)	(14,439)	(22,713)
Benefit from Income Taxes	(4,390)	(4,181)	(7,390)	(8,178)
Net Income (Loss) Including Noncontrolling Interest	1,685	(8,239)	(7,049)	(14,535)
Less: Net Loss Attributable to Noncontrolling Interest	—	—	—	(356)
Net Income (Loss) Attributable to Titan Machinery Inc.	$1,685	$(8,239)	$(7,049)	$(14,179)
Net Income (Loss) Allocated to Participating Securities	(33)	190	141	243
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$1,652	$(8,049)	$(6,908)	$(13,936)

Diluted Earnings (Loss) per Share	0.08	(0.38)	(0.32)	(0.65)
Diluted Weighted Average Common Shares	21,682	21,342	21,543	21,294

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2018	2017
Operating Activities
Net loss including noncontrolling interest	$(7,049)	$(14,535)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by (used for) operating activities
Depreciation and amortization	25,105	26,868
Impairment	673	4,410
Deferred income taxes	(8,920)	(2,841)
Other, net	4,664	3,404
Changes in assets and liabilities
Inventories	20,338	211,793
Manufacturer floorplan payable	46,141	(95,341)
Other working capital	14,860	7,239
Net Cash Provided by Operating Activities	95,812	140,997
Investing Activities
Property and equipment purchases	(26,115)	(12,425)
Proceeds from sale of property and equipment	5,030	2,388
Other, net	(3,504)	912
Net Cash Used for Investing Activities	(24,589)	(9,125)
Financing Activities
Net change in non-manufacturer floorplan payable	(38,626)	(116,558)
Repurchase of Senior Convertible Notes	(29,093)	(46,013)
Net proceeds from (payments on) long-term debt borrowings	(3,785)	(3,190)
Other, net	38	(2,215)
Net Cash Used for Financing Activities	(71,466)	(167,976)
Effect of Exchange Rate Changes on Cash	488	(210)
Net Change in Cash	245	(36,314)
Cash at Beginning of Period	53,151	89,465
Cash at End of Period	$53,396	$53,151

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2018	2017	% Change	2018	2017	% Change
Revenue
Agriculture	$205,308	$201,107	2.1%	$694,025	$739,167	(6.1)%
Construction	85,767	81,703	5.0%	300,019	323,625	(7.3)%
International	48,533	34,811	39.4%	208,894	150,288	39.0%
Total	$339,608	$317,621	6.9%	$1,202,938	$1,213,080	(0.8)%

Income (Loss) Before Income Taxes
Agriculture	$2,192	$(5,900)	137.2%	$(3,678)	$(15,781)	76.7%
Construction	(3,202)	(4,352)	26.4%	(7,278)	(5,875)	(23.9)%
International	(1,126)	(381)	(195.5)%	2,205	(469)	N/M
Segment income (loss) before income taxes	(2,136)	(10,633)	79.9%	(8,751)	(22,125)	60.4%
Shared Resources	(569)	(1,787)	68.2%	(5,688)	(588)	N/M
Total	$(2,705)	$(12,420)	78.2%	$(14,439)	$(22,713)	36.4%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2018	2017	2018	2017
Net Income (Loss) Including Noncontrolling Interest
Net Income (Loss) Including Noncontrolling Interest	$1,685	$(8,239)	$(7,049)	$(14,535)
Adjustments
Impairment of Long-Lived Assets	542	4,135	673	4,410
Gain on Repurchase of Senior Convertible Notes	—	—	(22)	(3,130)
Debt Issuance Cost Write-Off	—	—	416	624
Restructuring Costs	150	48	10,499	319
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Gain on Insurance Recoveries	—	(1,411)	—	(1,997)
Total Pre-Tax Adjustments	692	2,772	12,197	421
Less: Tax Effect of Adjustments (2)	233	1,056	4,103	(6)
Less: Tax Benefit from Tax Act	1,809	—	1,809	—
Plus: Income Tax Valuation Allowance (3)	(2,446)	44	(1,920)	44
Total Adjustments	(3,795)	1,672	4,365	383
Adjusted Net Loss Including Noncontrolling Interest	$(2,110)	$(6,567)	$(2,684)	$(14,152)

Diluted Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$0.08	$(0.38)	$(0.32)	$(0.65)
Adjustments (4)
Impairment of Long-Lived Assets	0.02	0.19	0.03	0.20
Gain on Repurchase of Senior Convertible Notes	—	—	—	(0.15)
Debt Issuance Cost Write-Off	—	—	0.02	0.03
Restructuring Costs	0.01	—	0.48	0.01
Ukraine Remeasurement (1)	—	—	—	0.01
Interest Rate Swap Termination & Reclassification	—	—	0.03	—
Gain on Insurance Recoveries	—	(0.07)	—	(0.10)
Total Pre-Tax Adjustments	0.03	0.12	0.56	—
Less: Tax Effect of Adjustments (2)	0.01	0.05	0.19	—
Less: Tax Benefit of Tax Act	0.08	—	0.08	—
Plus: Income Tax Valuation Allowance (3)	(0.12)	—	(0.09)	—
Total Adjustments	(0.18)	0.07	0.20	—
Adjusted Loss per Share - Diluted	$(0.10)	$(0.31)	$(0.12)	$(0.65)

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2018	2017	2018	2017
Income (Loss) Before Income Taxes
Loss Before Income Taxes	$(2,705)	$(12,420)	$(14,439)	$(22,713)
Adjustments
Impairment of Long-Lived Assets	542	4,135	673	4,410
Gain on Repurchase of Senior Convertible Notes	—	—	(22)	(3,130)
Debt Issuance Cost Write-Off	—	—	416	624
Restructuring Costs	150	48	10,499	319
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Gain on Insurance Recoveries	—	(1,411)	—	(1,997)
Total Adjustments	692	2,772	12,197	421
Adjusted Loss Before Income Taxes	$(2,013)	$(9,648)	$(2,242)	$(22,292)

Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$2,192	$(5,900)	$(3,678)	$(15,781)
Adjustments
Impairment of Long-Lived Assets	44	1,821	175	1,930
Restructuring Costs	(221)	—	6,887	(120)
Gain on Insurance Recoveries	—	(761)	—	(1,347)
Total Adjustments	(177)	1,060	7,062	463
Adjusted Income (Loss) Before Income Taxes	$2,015	$(4,840)	$3,384	$(15,318)

Income (Loss) Before Income Taxes - Construction
Loss Before Income Taxes	$(3,202)	$(4,352)	$(7,278)	$(5,875)
Adjustments
Impairment of Long-Lived Assets	498	1,989	498	2,155
Restructuring Costs	83	48	2,092	61
Gain on Insurance Recoveries	—	(650)	—	(650)
Total Adjustments	581	1,387	2,590	1,566
Adjusted Loss Before Income Taxes	$(2,621)	$(2,965)	$(4,688)	$(4,309)

Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$(1,126)	$(381)	$2,205	$(469)
Adjustments
Impairment of Long-Lived Assets	—	325	—	325
Restructuring Costs	2	—	62	—
Ukraine Remeasurement (1)	—	—	—	195
Total Adjustments	2	325	62	520
Adjusted Income (Loss) Before Income Taxes	$(1,124)	$(56)	$2,267	$51

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2018	2017	2018	2017
EBITDA (Loss)
Net Income (Loss) Including Noncontrolling Interest	$1,685	$(8,239)	$(7,049)	$(14,535)
Adjustments
Interest Expense, Net of Interest Income	2,003	(1,466)	7,935	7,112
Benefit from Income Taxes	(4,390)	(4,181)	(7,390)	(8,178)
Depreciation and amortization	6,156	6,972	25,105	26,868
EBITDA (Loss)	5,454	(6,914)	18,601	11,267
Adjustments
Impairment of Long-Lived Assets	542	4,135	673	4,410
Gain on Repurchase of Senior Convertible Notes	—	—	(22)	(3,130)
Debt Issuance Cost Write-Off	—	—	416	624
Restructuring Costs	150	48	10,499	319
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Gain on Insurance Recoveries	—	(1,411)	—	(1,997)
Total Adjustments	692	2,772	12,197	421
Adjusted EBITDA (Loss)	$6,146	$(4,142)	$30,798	$11,688

			Twelve Months Ended January 31,
			2018	2017
Net Cash Provided By Operating Activities
Net Cash Provided by Operating Activities			$95,812	$140,997
Adjustment for Non-Manufacturer Floorplan Net Payments			(38,626)	(116,558)
Adjustment for Constant Equity in Equipment Inventory			$(11,603)	$64,400
Adjusted Net Cash Provided By Operating Activities			$45,583	$88,839

(1) Beginning in the second quarter of fiscal 2017 we discontinued incorporating Ukraine remeasurement losses into our adjusted income (loss) and earnings (loss) per share calculations. The Ukrainian hryvnia remained relatively stable subsequent to April 30, 2016 and therefore did not significantly impact our consolidated statement of operations during this period. Absent any future significant hryvnia volatility and resulting financial statement impact, we will not include Ukraine remeasurement losses in our adjusted amounts in future periods.

(2) The tax effect of adjustments was calculated using a 33.8% tax rate for the fiscal year ended January 31, 2018 and a 35.0% tax rate for the fiscal year ended January 31, 2017 for all U.S. related items, which was determined based on the federal statutory rate applicable to the respective fiscal year and no impact for state taxes given our valuation allowance against state deferred tax assets. No tax effect was recognized for foreign related items as all adjustments occurred in foreign jurisdictions that have full valuation allowances on deferred tax assets.

(3) For all fiscal years, amounts reflect the initial valuation allowance recognized for all deferred tax assets for which no previous valuation allowance existed. In addition, for fiscal 2018, the amount includes the benefit recognized from the release of the valuation allowance on our Ukrainian deferred tax assets, net of the incremental valuation allowance recognized as a result of restructuring costs incurred in fiscal 2018.

(4) Adjustments are net of the impact of amounts attributable to noncontrolling interests and allocated to participating securities.